UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2014

Viggle Inc.
(Exact name of Registrant as specified in its charter)

Delaware	01-13803	33-0637631
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

902 Broadway, 11th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip code)

(212) 231-0092
(Registrant’s telephone number including area code)

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 13, 2014, Viggle Inc. (the “Company”) amended its Articles of Incorporation (the "Amendment") to effect a reverse stock split of all issued and outstanding shares of common stock at a ratio of 1 for 80 (the "Reverse Stock Split"). Owners of fractional shares outstanding after the Reverse Stock Split will be paid cash for such fractional interests. The effective date of the Reverse Stock Split is March 19, 2014.  A copy of the Amendment is filed hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Principal Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2014, the Company amended the employment agreements of Robert F.X. Sillerman, the Company’s Executive Chairman and Chief Executive Officer; Gregory Consiglio, the Company’s President and Chief Operating Officer; John C. Small, the Company’s Chief Financial Officer; and Kevin Arrix, the Company’s Chief Revenue Officer (collectively, the “Executives”).  The amended employment agreements are conditioned on the completion of the Company’s primary share offering currently contemplated to be underwritten by Ladenburg Thalmann (the “Offering”) and will be effective on the later of May 1, 2014 or the date the Offering is consummated.

The amendments provide that the annual salary for each of the Executives will be decreased to $1 per year.  In addition, each of the Executives will receive a guaranteed lump sum payment of $250,000 per year (the “Guaranteed Amount”).  Mr. Sillerman’s Guaranteed Amount will be decreased by the amount of the total value of all fringe benefits, perquisites or other amounts (“Perquisites”) that the Company and Mr. Sillerman agree at the beginning of each year will be provided to him for such year (whether or not paid in cash) and that the Company is required to report as compensation to Mr. Sillerman on Form W-2. If the total of the Guaranteed Amount plus the Perquisites received by Mr. Sillerman in any year of the term exceeds the Guaranteed Amount, an amount equal to the excess compensation received by Mr. Sillerman for such year shall be deducted on a pro-rata basis from the Executive’s Guaranteed Amount during the following year.  Mr. Arrix will receive an additional payment of $83,000 on or before May 15, 2014, representing a bonus due for work performed prior to the execution of the amended agreement.

Each of the Executives may receive his Guaranteed Amount in cash, or, provided that if the Company’s Compensation Committee approves, and if either the Company or Executive so elect, in shares of the Company’s common stock.  The value of each share shall be determined by compiling the weighted average daily closing price of the Employer’s common stock for the twelve (12) month period ending on the last day of the month preceding the date the Guaranteed Amount is to be paid.

  In addition, each of the Executives will receive a grant of restricted shares equal to 1.25% of our issued and outstanding common stock (including common shares underlying in- or at-the-money options and warrants and common shares issued in the proposed exchange of the Company’s preferred stock for common stock) as measured immediately prior to the Offering.  The grant will vest in equal annual installments over five years.

The foregoing descriptions of the amended employment agreements and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Amendment to the Employment Agreement for Robert F.X. Sillerman attached hereto as Exhibit 10.1 and the form of amended and restated employment agreement for Messrs. Consiglio, Small and Arrix attached hereto as Exhibits 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

 (d)           Exhibits.

Exhibit	Description
3.1	Amendment to Articles of Incorporation of Viggle Inc.
10.1	Amendment to the Employment Agreement of Robert F.X. Sillerman
10.2	Form of Amendment to the Employment Agreements of Gregory Consiglio, John Small and Kevin Arrix

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viggle Inc.

Date: March 18, 2014	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President

EXHIBIT INDEX

Exhibit	Description
3.1	Amendment to Articles of Incorporation of Viggle Inc.
10.1	Amendment to the Employment Agreement of Robert F.X. Sillerman
10.2	Form of Amendment to the Employment Agreements of Gregory Consiglio, John Small and Kevin Arrix